Exhibit 99.1
Earnings Release

Investor Contact: Catalent, Inc. Thomas Castellano 732-537-6325 investors@catalent.com

Catalent, Inc. Reports Third Quarter Fiscal 2018 Results

•	Q3'18 revenue of $627.9 million increased 18% as-reported, or 13% in constant currency from the prior-year period.

•	Q3'18 YTD revenue of $1,778.1 million increased 22% as-reported, or 18% in constant currency from the prior-year period.

•	Announced the addition of Rosemary Crane, John Greisch, and Dr. Christa Kreuzburg to its Board of Directors.

•	FY’18 financial guidance reaffirmed.

Somerset, N.J. - May 1, 2018 -- Catalent, Inc. (NYSE: CTLT), the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products, today announced financial results for the third quarter of fiscal 2018, which ended March 31, 2018.

Third quarter 2018 revenue of $627.9 million increased 18% as reported and 13% in constant currency from $532.6 million reported in the third quarter a year ago. For the first nine months of fiscal year 2018, revenue was $1,778.1 million and increased 22% as reported and 18% in constant currency, compared to the $1,458.5 million recorded in the prior-year period. All three of the Company’s reporting segments posted constant-currency revenue growth for the third quarter and year-to-date period when compared to the prior year.

Third quarter 2018 net earnings were $19.0 million, or $0.14 per diluted share, compared to net earnings of $26.0 million, or $0.21 per diluted share, in the third quarter a year ago. For the first nine months of fiscal year 2018, net earnings were $0.9 million, or $0.01 per diluted share, compared to net earnings of $48.0 million, or $0.38 per diluted share, in the same period of the prior year. The nine months of fiscal year 2018 include a net tax charge of $51.6 million as a provisional estimate of the net accounting impact of the recently enacted U.S. tax law changes. Third quarter

2018 EBITDA from continuing operations of $114.3 million, as referenced in the GAAP to non-GAAP reconciliation provided later in this release, increased 22% from $93.8 million in the third quarter a year ago. For the first nine months of fiscal year 2018, EBITDA from continuing operations was $281.5 million, an increase of 16% compared to the $241.7 million recorded in the prior-year period.

Third quarter 2018 Adjusted EBITDA (see the non-GAAP reconciliation for a discussion of this metric) was $139.0 million, or 22.1% of revenue, compared to $117.8 million, or 22.1% of revenue, in the third quarter a year ago. This represents an increase of 18% as reported, and an increase of 15% on a constant-currency basis.

Third quarter 2018 Adjusted Net Income (see the non-GAAP reconciliation) was $55.2 million, or $0.41 per diluted share, compared to Adjusted Net Income of $48.7 million, or $0.38 per diluted share, in the third quarter a year ago.

“Our financial performance for the third quarter was in-line with our expectations and positions us well for a strong close to our fiscal year 2018,” said John Chiminski, Chair, President and Chief Executive Officer of Catalent, Inc. “The integration of the Cook Pharmica acquisition, which closed during the second quarter, is progressing according to plan and builds upon the successful integration of softgel developer Accucaps last year. We are very excited to add three accomplished individuals to our Board. Their enormous collective experience in healthcare and pharmaceutical operations, finance, and product development will be of substantial benefit to the company and our shareholders."

Third Quarter 2018 Segment Highlights

Revenue Highlights by Business Segment

Revenue from the Softgel Technologies segment was $228.5 million for the third quarter of fiscal 2018, an increase of 9% as reported, or 3% in constant currency, compared to the third quarter a year ago. The constant-currency growth was primarily attributable to the February 2017 Accucaps acquisition. Excluding the Accucaps acquisition, Softgel revenue increased 1% in constant currency, driven by increased end-market demand for prescription and consumer health products within Asia Pacific, Latin America and Europe; partially offset by a decrease in product participation revenue and volume declines within North America.

Revenue from the Drug Delivery Solutions segment was $313.6 million for the third quarter of fiscal 2018, an increase of 34% as reported, or 29% in constant currency, over the third quarter a year ago. The constant-currency growth was primarily attributable to the Cook Pharmica acquisition which contributed 26 percentage points to the segment's revenue growth. Excluding the impact of the acquisition, segment constant-currency revenue increased 3% driven by increased volume from our biologics offerings and improved capacity utilization for products utilizing our blow-fill-seal technology platform, partially offset by a decrease in product participation revenue and lower volumes related to our analytical development services platform.

Revenue from the Clinical Supply Services segment was $104.4 million for the third quarter of fiscal 2018, an increase of 7% as reported, or 1% in constant currency over the third quarter a year ago. The constant-currency growth was due to higher volume related to storage and distribution services, partially offset by volume declines related to manufacturing and packaging services, as well as lower comparator sourcing volume.

Segment EBITDA Highlights

Softgel Technologies segment EBITDA (see the discussion of non-GAAP measures below) in the third quarter of fiscal 2018 was $52.2 million, an increase of 2% as reported, or a 3% decrease in constant currency, versus the third quarter a year ago. The decrease was primarily driven by the lower product participation revenue and volume declines for high-margin prescription products within North America; partially offset by the acquisition of Accucaps.

Drug Delivery Solutions segment EBITDA in the third quarter of fiscal 2018 was $80.8 million, an increase of 36% as reported, or 31% in constant currency. The constant-currency increase was driven by the acquisition of Cook Pharmica, which contributed 41 percentage points of the constant-currency growth in the segment EBITDA during the quarter. Excluding the acquisition, segment EBITDA decreased by 10% in constant currency, primarily driven by the timing of a standard maintenance shutdown at our European pre-filled syringe facility, decreased volume related to our analytical development services platform, the timing of licensing agreements in the prior year within our Biologics business, and a reduction in profit related to product participation activities. These declines were partially offset by strong volume and improved capacity utilization within our blow-fill-seal technology platform, as well as a favorable shift in end-market demand for certain higher margin products within our U.S. oral delivery solutions platform.

Clinical Supply Services segment EBITDA in the third quarter of fiscal 2018 was $18.8 million, an increase of 20% as reported, or 8% in constant currency. The increase was primarily attributable to higher demand and favorable product mix within our storage and distribution services, as well as improved capacity utilization across the network.

First Nine Months of Fiscal 2018 Segment Highlights

Revenue Highlights by Business Segment

Revenue from the Softgel Technologies segment was $676.3 million for the first nine months of fiscal 2018, an increase of 13% as reported, or 9% in constant currency, compared to the same period a year ago. The constant-currency growth was attributable to the February 2017 Accucaps acquisition, which contributed 10 percentage points to the segment’s constant-currency revenue growth during the period. Excluding the Accucaps acquisition, Softgel revenue declined 1% in constant currency, due to a decrease in product participation revenue.

Revenue from the Drug Delivery Solutions segment was $824.8 million for the first nine months of fiscal 2018, an increase of 29% as reported, or 26% in constant currency, over the same period a year ago. The constant-currency growth was partially attributable to the Cook Pharmica and Pharmatek Laboratories acquisitions which contributed 18 percentage points to the segment's revenue growth. Excluding the impact of the acquisitions, segment revenue increased 8% in constant currency, driven by favorable end-customer demand for certain higher margin offerings, primarily in our U.S. operations within our oral delivery solutions platform, and increased volume from our biologics offerings; partially offset by a decrease in product participation revenue and lower volume related to our analytical development services platform.

Revenue from the Clinical Supply Services segment was $322.8 million for the first nine months of fiscal 2018, an increase of 29% as reported, or 25% in constant currency over the same period a year ago. This growth was due to higher volume related to storage and distribution services, as well as due to increased lower-margin comparator sourcing activities.

Segment EBITDA Highlights

Softgel Technologies segment EBITDA in the first nine months of fiscal 2018 was $137.4 million, an increase of 10% as reported, or 7% in constant currency, versus the same period a year ago. The constant-currency increase was driven by the acquisition of Accucaps, which contributed 8 percentage points of the constant-currency growth in segment EBITDA during the period. Excluding the acquisition, segment EBITDA decreased by 1% in constant currency, due to lower product participation revenue; partially offset by an historical contractual settlement and favorable product mix within North America.

Drug Delivery Solutions segment EBITDA in the first nine months of fiscal 2018 was $209.3 million, an increase of 38% as reported, or 35% in constant currency. The constant-currency increase was primarily driven by the acquisitions of Cook Pharmica and Pharmatek Laboratories, which contributed 30 percentage points of the constant-currency growth in segment EBITDA during the period. Excluding the acquisitions, segment EBITDA increased by 5% in constant currency, primarily driven by favorable end-customer demand for certain higher margin offerings, primarily in our U.S. operations within our oral delivery solutions platform, and increased volume from our biologics offerings, partially offset by operational inefficiencies with respect to products utilizing our blow-fill-seal technology platform and lower volumes related to our analytical development services platform.

Clinical Supply Services segment EBITDA in the first nine months of fiscal 2018 was $54.5 million, an increase of 44% as reported, or 37% in constant currency. The increase was primarily attributable to higher demand for our storage and distribution services, as well as improved capacity utilization across the network. Increased volume related to lower-margin comparator sourcing activities modestly contributed to the segment’s EBITDA growth.

Additional Financial Highlights

Third quarter 2018 gross margin of 30.5% decreased 90 basis points as-reported, from 31.4% in the third quarter a year ago. The decrease was primarily attributable to a decrease in product participation revenue within the Drug Delivery Solutions and Softgel Technologies segments, partially offset by the Cook Pharmica acquisition.

Third quarter 2018 selling, general and administrative expenses were $117.0 million and represented 18.6% of revenue, compared to $100.9 million, or 18.9% of revenue, in the third quarter a year ago.

Backlog for the Clinical Supply Services segment, defined as estimated future service revenues from work not yet completed under signed contracts, was $313.6 million as of March 31, 2018, a 3% increase compared to the second quarter of fiscal year 2018. The segment also recorded net new business wins of $108.0 million during the third quarter, which represented a 9% increase year over year. The segment’s trailing-twelve-month book-to-bill ratio was 1.0.

Balance Sheet and Liquidity

As of March 31, 2018, Catalent had $2.8 billion in total debt, and $2.4 billion in total debt net of cash and short-term investments, which is in-line with the total debt and net debt as of December 31,

2017. As of March 31, 2018, Catalent’s total net leverage ratio was 4.5x, a sequential improvement compared to the total net leverage of 4.8x as of December 31, 2017. On a pro forma basis for the acquisition of Cook Pharmica, Catalent’s total net leverage ratio as of March 31, 2018 would have been 4.3x.

Fiscal Year 2018 Outlook

Management is reaffirming its previously issued financial guidance. For fiscal year 2018, the company expects revenue in the range of $2.42 billion to $2.48 billion. Catalent expects Adjusted EBITDA in the range of $537 million to $557 million and Adjusted Net Income in the range of $212 million to $232 million. The Company expects self-funded capital expenditures in the range of $152 million to $165 million and fully diluted share count in the range of 133 million to 135 million shares on a weighted-average basis, taking into account the recent issuance of additional shares in connection with the Cook Pharmica acquisition.

Earnings Webcast

The Company’s management will host a webcast to discuss the results at 8:15 a.m. ET today. Catalent invites all interested parties to listen to the webcast, which will be accessible through Catalent’s website at http://investor.catalent.com. A supplemental slide presentation will also be available in the “Investors” section of Catalent’s website prior to the start of the webcast. The webcast replay, along with the supplemental slides, will be available for 90 days in the “Investors” section of Catalent’s website at www.catalent.com.

About Catalent, Inc.

Catalent, Inc. (NYSE: CTLT) is the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products. With over 80 years serving the industry, Catalent has proven expertise in bringing more customer products to market faster, enhancing product performance and ensuring reliable clinical and commercial product supply. Catalent employs over 11,000 people, including over 1,400 scientists, at more than 30 facilities across 5 continents and in fiscal 2017 generated over $2 billion in annual revenue. Catalent is headquartered in Somerset, N.J. For more information, please visit www.catalent.com.

Non-GAAP Financial Measures

Use of EBITDA from continuing operations, Adjusted EBITDA, Adjusted Net Income and Segment EBITDA

Management measures operating performance based on consolidated earnings from continuing operations before interest expense, expense/(benefit) for income taxes, and depreciation and amortization, and it is adjusted for the income or loss attributable to non-controlling interest (“EBITDA from continuing operations”). EBITDA from continuing operations is not defined under U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations.

The Company believes that the presentation of EBITDA from continuing operations enhances an investor’s understanding of its financial performance. The Company believes this measure is a useful financial metric to assess its operating performance from period to period by excluding certain items that it believes are not representative of its core business and uses this measure for business planning purposes.

In addition, given the significant investments that Catalent has made in the past in property, plant and equipment, depreciation and amortization expenses represent a meaningful portion of its cost structure. The Company believes that EBITDA from continuing operations will provide investors with a useful tool for assessing the comparability between periods of its ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense. The Company presents EBITDA from continuing operations in order to provide supplemental information that it considers relevant for the readers of the Consolidated Financial Statements, and such information is not meant to replace or supersede U.S. GAAP measures. The Company’s definition of EBITDA from continuing operations may not be the same as similarly titled measures used by other companies.

Catalent evaluates the performance of its segments based on segment earnings before non-controlling interest, other (income)/expense, impairments, restructuring costs, interest expense, income tax expense/(benefit), and depreciation and amortization (“segment EBITDA”). Moreover, under the Company's credit agreement, its ability to engage in certain activities, such as incurring certain additional indebtedness, making certain investments and paying certain dividends, is tied to ratios based on Adjusted EBITDA, which is not defined under U.S. GAAP and is subject to important limitations. Adjusted EBITDA is the covenant compliance measure used in the credit agreement governing debt incurrence and restricted payments. Because not all companies use identical calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Management also measures operating performance based on Adjusted Net Income/(loss) and Adjusted Net Income/(loss) per share. Adjusted Net Income/(loss) is not defined under U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations. The Company believes that the presentation of Adjusted Net Income/(loss) and Adjusted Net Income/loss per share enhances an investor’s understanding of its financial performance. The Company believes this measure is a useful financial metric to assess its operating performance from period to period by excluding certain items that it believes are not representative of its core business and the Company uses this measure for business planning purposes. The Company defines Adjusted Net Income/(loss) as net earnings/(loss) adjusted for (1) earnings or loss of discontinued operations, net of tax, (2) amortization attributable to purchase accounting and (3) income or loss from non-controlling interest in its majority-owned operations. The Company also makes adjustments for other cash and non-cash items included in the table below, partially offset by its estimate of the tax effects as a result of such cash and non-cash items. The Company believes that Adjusted Net Income/(loss) and Adjusted Net Income/(loss) per share will provide investors with a useful tool for assessing the comparability between periods of its ability to generate cash from operations available to its stockholders. The Company’s definition of Adjusted Net Income/(loss) may not be the same as similarly titled measures used by other companies.

The most directly comparable GAAP measure to EBITDA from continuing operations and Adjusted EBITDA is earnings/(loss) from continuing operations. The most directly comparable GAAP measure to Adjusted Net Income/(loss) is net earnings/(loss). Included in this release is a reconciliation of earnings/(loss) from continuing operations to EBITDA from continuing operations and Adjusted EBITDA and a reconciliation of net earnings/(loss) to Adjusted Net Income.

The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to their comparable GAAP financial measures because it could not do so without unreasonable effort due to the unavailability of the information needed to calculate reconciling items and due to the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP financial measures in future periods. When planning, forecasting and analyzing future periods, the Company does so primarily on a non-GAAP basis without preparing a GAAP analysis as that would require estimates for various cash and non-cash reconciling items that would be difficult to predict with reasonable accuracy. For example, equity compensation expense would be difficult to estimate because it depends on the Company’s future hiring and retention needs, as well as the future fair market value of the Company’s common stock, all of which are difficult to predict and subject to constant change. It is equally difficult to anticipate the need for or magnitude of a presently unforeseen one-time restructuring expense or the values of end-of-period foreign currency exchange rates. As a result, the Company does not believe that a GAAP reconciliation would provide meaningful supplemental information about the Company’s outlook.

Use of Constant Currency

As changes in exchange rates are an important factor in understanding period-to-period comparisons, the Company believes the presentation of results on a constant currency basis in addition to reported results helps improve investors’ ability to understand its operating results and evaluate its performance in comparison to prior periods. Constant currency information compares results between periods as if exchange rates had remained constant period over period. The Company uses results on a constant currency basis as one measure to evaluate its performance. The Company calculates constant currency by calculating current-year results using prior-year foreign currency exchange rates. The Company generally refers to such amounts calculated on a constant currency basis as excluding the impact of foreign exchange or being on a constant currency basis. These results should be considered in addition to, not as a substitute for, results reported in accordance with U.S. GAAP. Results on a constant currency basis, as the Company presents them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with U.S. GAAP.

Forward-Looking Statements

This release contains both historical and forward-looking statements.  All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “foresee,” “likely,” “may,” “will,” “would” or other words or phrases with similar meanings.  Similarly, statements that describe the Company’s objectives, plans or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent, Inc.’s expectations and projections.  Some of the factors that could cause actual results to differ include, but are not limited to, the following: participation in a highly competitive market and increased competition may adversely affect the business of the Company; demand for the Company’s offerings, which depends in part on the Company’s customers’ research and development and the clinical and market success of their products; product and other liability risks that could adversely affect the Company’s results of operations, financial condition, liquidity and cash flows; failure to comply with existing and future regulatory requirements; failure to provide quality offerings to customers could have an adverse effect on the Company’s business and subject it to regulatory actions and costly litigation; problems providing the highly exacting and complex services or support required; global economic, political and regulatory risks to the operations of the Company;  inability to enhance existing or introduce new technology or service offerings in a timely manner; inadequate patents, copyrights, trademarks and other forms of intellectual property protections; fluctuations in the costs, availability, and suitability of the components of the products the Company manufactures, including active pharmaceutical ingredients, excipients, purchased components and raw materials; changes in market access or healthcare reimbursement in the United States or internationally; fluctuations in the exchange rate of the U.S. dollar and other foreign currencies including as a result of the recent U.K. referendum to exit from the European Union; adverse tax legislative or regulatory initiatives or challenges to the Company’s tax positions; loss of key personnel; risks generally associated with information systems; inability to complete any future acquisitions and other transactions that may complement or expand the business of the Company or divest of non-strategic businesses or assets and difficulties in successfully integrating acquired business and realizing anticipated benefits of such acquisitions; offerings and customers’ products that may infringe on the intellectual property rights of third parties; environmental, health and safety laws and regulations, which could increase costs and restrict operations; labor and employment laws and regulations or labor difficulties, which could increase costs or result in operational disruptions; additional cash contributions required to fund the Company’s existing pension plans; substantial leverage resulting in the limited ability of the Company to raise additional capital to fund operations and react to changes in the economy or in the industry, exposure to interest rate risk to the extent of the Company’s variable rate debt and preventing the Company from meeting its obligations under its indebtedness. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017, filed on August 28, 2017, and in Exhibit 99.4 to its Current Report on Form 8-K filed on September 25, 2017, with the Securities and Exchange Commission.  All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent, Inc. does not undertake to update any forward-looking statement as a result of new information or future events or developments except to the extent required by law.

More products. Better treatments. Reliably supplied.™

Catalent, Inc. and Subsidiaries
Consolidated Statements of Operations
(In millions, except per share data)

	Three Months Ended March 31,		FX impact	Constant Currency Increase/(Decrease)
	2018	2017		Change $	Change %
Net revenue	$627.9	$532.6	$27.1	$68.2	13%
Cost of sales	436.2	365.2	20.0	51.0	14%
Gross margin	191.7	167.4	7.1	17.2	10%
Selling, general and administrative expenses	117.0	100.9	2.2	13.9	14%
Impairment charges and (gain)/loss on sale of assets	0.2	1.8	—	(1.6)	(89)%
Restructuring and other	1.4	0.1	—	1.3	*
Operating earnings	73.1	64.6	4.9	3.6	6%
Interest expense, net	29.9	22.6	0.5	6.8	30%
Other (income)/expense, net	10.5	7.3	2.7	0.5	7%
Earnings from continuing operations, before income taxes	32.7	34.7	1.7	(3.7)	(11)%
Income tax expense	13.7	8.7	0.1	4.9	56%
Net earnings	$19.0	$26.0	$1.6	$(8.6)	(33)%

Weighted average shares outstanding	133.1	125.0
Weighted average diluted shares outstanding	135.1	126.8

Earnings per share:
Basic
Net earnings	$0.14	$0.21
Diluted
Net earnings	$0.14	$0.21
* - percentage not meaningful

Catalent, Inc. and Subsidiaries
Selected Segment Financial Data
(Dollars in millions)

	Three Months Ended March 31,		FX impact	Constant Currency Increase/(Decrease)
	2018	2017		Change $	Change %
Softgel Technologies
Net revenue	$228.5	$209.9	$11.7	$6.9	3%
Segment EBITDA	52.2	51.4	2.3	(1.5)	(3)%
Drug Delivery Solutions
Net revenue	313.6	234.6	11.3	67.7	29%
Segment EBITDA	80.8	59.5	2.8	18.5	31%
Clinical Supply Services
Net revenue	104.4	97.5	5.8	1.1	1%
Segment EBITDA	18.8	15.7	1.8	1.3	8%
Inter-segment revenue elimination	(18.6)	(9.4)	(1.7)	(7.5)	80%
Unallocated Costs	(37.5)	(32.8)	(2.8)	(1.9)	6%
Combined Total
Net revenue	$627.9	$532.6	$27.1	$68.2	13%

EBITDA from continuing operations	$114.3	$93.8	$4.1	$16.4	17%
* - percentage not meaningful

Refer to the Company's description of non-GAAP measures including segment EBITDA as referenced above.

Catalent, Inc. and Subsidiaries
Consolidated Statements of Operations
(In millions, except per share amounts)

	Nine Months Ended March 31,		FX impact	Constant Currency Increase/(Decrease)
	2018	2017		Change $	Change %
Net revenue	$1,778.1	$1,458.5	$50.6	$269.0	18%
Cost of sales	1,258.9	1,019.1	38.8	201.0	20%
Gross margin	519.2	439.4	11.8	68.0	15%
Selling, general and administrative expenses	338.3	295.3	3.9	39.1	13%
Impairment charges and (gain)/loss on sale of assets	4.4	2.3	—	2.1	91%
Restructuring and other	2.7	4.5	—	(1.8)	(40)%
Operating earnings	173.8	137.3	7.9	28.6	21%
Interest expense, net	81.4	67.5	0.8	13.1	19%
Other (income)/expense, net	29.8	3.4	4.9	21.5	*
Earnings from continuing operations, before income taxes	62.6	66.4	2.2	(6.0)	(9)%
Income tax expense	61.7	18.4	(0.3)	43.6	*
Net earnings	$0.9	$48.0	$2.5	$(49.6)	*

Weighted average shares outstanding	130.6	124.9
Weighted average diluted shares outstanding	132.6	126.5

Earnings per share:
Basic
Net earnings	$0.01	$0.38
Diluted
Net earnings	$0.01	$0.38

* - percentage not meaningful

Catalent, Inc. and Subsidiaries
Selected Segment Financial Data
(Dollars in millions)

	Nine Months Ended March 31,		FX impact	Constant Currency Increase/(Decrease)
	2018	2017		Change $	Change %
Softgel Technologies
Net revenue	$676.3	$598.2	$22.8	$55.3	9%
Segment EBITDA	137.4	125.3	3.5	8.6	7%
Drug Delivery Solutions
Net revenue	824.8	639.9	20.8	164.1	26%
Segment EBITDA	209.3	151.5	5.1	52.7	35%
Clinical Supply Services
Net revenue	322.8	249.5	9.9	63.4	25%
Segment EBITDA	54.5	37.8	2.9	13.8	37%
Inter-segment revenue elimination	(45.8)	(29.1)	(2.9)	(13.8)	47%
Unallocated Costs	(119.7)	(72.9)	(5.1)	(41.7)	57%
Combined totals
Net revenue	$1,778.1	$1,458.5	$50.6	$269.0	18%

EBITDA from continuing operations	$281.5	$241.7	$6.4	$33.4	14%

Refer to the Company's description of non-GAAP measures including Segment EBITDA as referenced above.

Catalent, Inc. and Subsidiaries
Reconciliation of Earnings/(Loss) from Continuing Operations to EBITDA from Continuing Operations and Adjusted EBITDA*
(Dollars in millions)

	Quarter Ended					Twelve Months Ended
	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018	March 31, 2018
Net Earnings / (loss)	$26.0	$61.8	$3.8	$(21.9)	$19.0	$62.7
Interest expense, net	22.6	22.6	24.3	27.2	29.9	104.0
Income tax expense/(benefit)	8.7	7.4	(1.9)	49.9	13.7	69.1
Depreciation and amortization	36.5	38.7	39.0	46.8	51.7	176.2
EBITDA from continuing operations	93.8	130.5	65.2	102.0	114.3	412.0
Equity compensation	4.6	4.5	7.0	8.5	5.6	25.6
Impairment charges and (gain)/loss on sale of assets	1.8	7.5	—	4.2	0.2	11.9
Financing related expenses and other	—	—	—	11.8	—	11.8
US GAAP Restructuring and Other	0.1	3.5	1.2	0.1	1.4	6.2
Acquisition, integration and other special items	8.4	8.5	11.0	11.8	9.1	40.4
Foreign Exchange loss/(gain) (included in other, net) (1)	9.2	4.1	6.5	0.6	8.4	19.6
Other adjustments	(0.1)	0.5	—	0.3	—	0.8
Adjusted EBITDA	$117.8	$159.1	$90.9	$139.3	$139.0	$528.3
FX impact (unfavorable)					4.1
Adjusted EBITDA - Constant Currency					$134.9

* Refer to the Company's description of non-GAAP measures including Adjusted EBITDA as referenced above.

(1)
Foreign exchange loss of $19.6 million for the twelve months ended March 31, 2018 includes: (a) $3.5 million of unrealized losses related to foreign trade receivables and payables, (b) $47.1 million of unrealized losses on the ineffective portion of the Company's net investment hedge, and (c) $11.8 million of unrealized gains on inter-company loans. The foreign exchange adjustment was also affected by the exclusion of realized foreign currency exchange rate gains from the settlement of inter-company loans of $19.2 million. Inter-company loans are between Catalent entities and do not reflect the ongoing results of the Company's trade operations.

Catalent, Inc. and Subsidiaries
Reconciliation of Net Earnings/(Loss) to Adjusted Net Income*
(Dollars in millions)

	Quarter Ended					Twelve Months Ended
	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018	March 31, 2018
Net earnings/(loss)	$26.0	$61.8	$3.8	$(21.9)	$19.0	$62.7
Amortization (1)	11.0	11.2	11.4	16.1	17.6	56.3
Equity compensation	4.6	4.5	7.0	8.5	5.6	25.6
Impairment charges and loss on sale of assets	1.8	7.5	—	4.2	0.2	11.9
Financing related expenses	—	—	—	11.8	—	11.8
U.S. GAAP restructuring and other	0.1	3.5	1.2	0.1	1.4	6.2
Acquisition, integration and other special items	8.4	8.5	11.0	11.8	9.1	40.4
Foreign Exchange loss/(gain) (included in other, net) (2)	9.2	4.1	6.5	0.6	8.4	19.6
Other adjustments	(0.1)	0.5	—	0.3	—	0.8
Estimated tax effect of adjustments(3)	(10.7)	(12.2)	(11.2)	(14.0)	(11.6)	(49.0)
Discrete income tax expense/(benefit) items(4)	(1.6)	(6.8)	(2.6)	(2.8)	(0.1)	(12.3)
Tax law changes provision (5)	—	—	—	46.0	5.6	51.6
Adjusted net income	$48.7	$82.6	$27.1	$60.7	$55.2	$225.6

* Refer to the Company's description of non-GAAP measures including Adjusted Net Income as referenced above.

(1) Represents the amortization attributable to purchase accounting for previously completed business combinations.

(2)
Foreign exchange loss of $19.6 million for the twelve months ended March 31, 2018 includes: (a) $3.5 million of unrealized losses related to foreign trade receivables and payables, (b) $47.1 million of unrealized losses on the ineffective portion of the Company's net investment hedge, and (c) $11.8 million of unrealized gains on inter-company loans. The foreign exchange adjustment was also affected by the exclusion of realized foreign currency exchange rate gains from the settlement of inter-company loans of $19.2 million. Inter-company loans are between Catalent entities and do not reflect the ongoing results of the Company's trade operations.

(3)
The tax effect of adjustments to Adjusted Net Income is computed by applying the statutory tax rate in the jurisdictions to the income or expense items which are adjusted in the period presented; if a valuation allowance exists, the rate applied is zero.

(4) Discrete period income tax expense/(benefit) items are unusual or infrequently occurring items primarily including: changes in judgment related to the realizability of deferred tax assets in future years, changes in measurement of a prior year tax position, deferred tax impact of changes in tax law, and purchase accounting.
(5) During the fiscal year 2018, the Company recorded a net tax charge of $46.0 million in the second quarter and an additional $5.6 million in the third quarter as a provisional estimate of the net accounting impact of the recently enacted U.S. tax law changes. The Company will continue to evaluate the full impact of the 2017 income tax legislation and record any potential adjustment during the permitted one-year measurement period.

Catalent, Inc. and Subsidiaries
Consolidated Balance Sheets
(Dollars in millions)

	March 31, 2018	June 30, 2017
ASSETS
Current assets:
Cash and cash equivalents	$391.5	$288.3
Trade receivables, net	506.8	488.8
Inventories	223.6	184.9
Prepaid expenses and other	92.5	97.8
Total current assets	1,214.4	1,059.8
Property, plant, and equipment, net	1,271.4	995.9
Other non-current assets, including intangible assets	2,068.3	1,398.6
Total assets	$4,554.1	$3,454.3

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$70.6	$24.6
Accounts payable	182.9	163.2
Other accrued liabilities	304.0	281.2
Total current liabilities	557.5	469.0
Long-term obligations, less current portion	2,706.5	2,055.1
Other non-current liabilities	221.7	206.7
Commitment and contingencies (1)	—	—
Total shareholders' equity	1,068.4	723.5
Total liabilities and shareholders' equity	$4,554.1	$3,454.3

(1)	Please refer to note 13 of the consolidated financial statements within our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018.

Catalent, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)

	Nine Months Ended March 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by operating activities	271.2	199.3
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment and other productive assets	(117.7)	(87.8)
Proceeds from sale of property and equipment	1.8	0.7
Proceeds from sale of subsidiaries	3.4	—
Payment for acquisitions, net of cash acquired	(748.0)	(169.9)
Net cash provided by/(used in) investing activities from continuing operations	(860.5)	(257.0)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in other borrowings	(2.6)	(5.9)
Proceeds from borrowing, net	442.6	397.4
Payments related to long-term obligations	(14.2)	(213.9)
Call premium payments and financing fees paid	(15.6)	(6.4)
Proceeds from sale of common stock, net	277.8	—
Cash paid, in lieu of equity, for tax withholding obligations	(13.4)	(2.8)
Net cash provided by financing activities	674.6	168.4
Effect of foreign currency on cash	17.9	(1.1)
NET INCREASE/(DECREASE) IN CASH AND EQUIVALENTS	103.2	109.6
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	288.3	131.6
CASH AND EQUIVALENTS AT END OF PERIOD	$391.5	$241.2